EXHIBIT 34


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SECURITY CAPITAL


                                                                        Contact:
                                                                  GE Real Estate
                                                                     Dan Whitney
                                                                    203-961-5932
                                                           Regency Centers Corp.
                                                                     Lisa Palmer
                                                                    904-598-7636


                  SECURITY CAPITAL AND REGENCY CENTERS ANNOUNCE
                     PRICING OF UNDERWRITTEN STOCK OFFERINGS

SANTA FE, N.M. and JACKSONVILLE, Fla., June 19, 2003 /PRNewswire-FirstCall/ -- Security Capital Group Incorporated, an indirect wholly-owned subsidiary of General Electric Capital Corporation (NYSE: GE), and Regency Centers Corp. (NYSE: REG) announced today that Security Capital entered into agreements to sell up to 34.3 million shares of Regency common stock.

Security Capital has agreed to sell 18,596,832 shares of Regency common stock in an underwritten secondary offering. The shares are being sold to the public at $32.56 per share. The underwriters have a 30-day over-allotment option to purchase an additional 2,789,524 shares in connection with this offering.

Security Capital has also entered into private sale agreements with certain underwriters for 7,200,000 shares of Regency common stock in connection with the concurrent offering by Citigroup Global Markets Holdings Inc. of SynDECS(SM) linked to shares of Regency common stock. The underwriters have a 30-day over-allotment option to purchase an additional 1,080,000 shares in connection with the SynDECS(SM) offering.

In connection with these transactions, Regency will purchase 4,606,880 shares from Security Capital at the public offering price of $32.56 per share.

If the underwriters exercise the overallotment options in full, Security Capital will have sold or entered into private contracts to sell 34,273,236 shares, representing all of its holdings in Regency. Upon the closing of these transactions, the Stockholders Agreement between Security Capital and Regency will terminate.

Citigroup Global Markets and Merrill Lynch & Co. acted as joint book runners, and J.P. Morgan Securities Inc., UBS Securities LLC, and Wachovia Securities, LLC acted as co-managers in the underwritten common stock offering. Citigroup Global Markets acted as sole book runner on the SynDECS(SM) offering, with Merrill Lynch & Co. acting as a joint lead manager.

This is not an offer to sell, or the solicitation of an offer to buy, any of these securities.

You may obtain a written prospectus relating to the common stock offering from Merrill Lynch Capital Markets, 4 World Financial Center, New York, NY 10080 or Citigroup Global Markets Inc.,


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Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220. You may
obtain a written prospectus relating to the offering of SynDECS(SM) from Citigroup Global Markets Inc. at the address above.

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation exceed $3 billion. As of March 31, 2003, the Company owned 261 retail properties totaling 29.6 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

Security Capital, an indirect wholly-owned subsidiary of General Electric Capital Corporation, is an international real estate operating company.

This press release contains certain forward-looking statements under the federal securities laws. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual events may differ materially from what is expressed or forecast in this press release.

For More Information Contact:

For Security Capital:
Dan Whitney, GE Real Estate, 203-961-5932

For Regency:

Lisa Palmer, Regency Centers Corp., 904-598-7636